Exhibit 99.1

Contact:	Mike Drickamer
Vice President, Investor Relations
(281) 765-7170

Patterson-UTI Energy Announces Agreement to Acquire Pioneer Energy Services

HOUSTON, Texas – July 6, 2021 – PATTERSON-UTI ENERGY, INC. (NASDAQ:PTEN) today announced that it has entered into an agreement to acquire Pioneer Energy Services Corp. for approximately $295 million, which includes the retirement of all Pioneer Energy Services’ debt.  Consideration for this acquisition consists of the issuance of up to 26,275,000 shares of Patterson-UTI common stock plus payment of $30 million of cash.  The transaction is expected to close in the fourth quarter of 2021, subject to regulatory approvals, customary closing conditions and the approval of Pioneer Energy Services’ stockholders.  Transaction highlights and strategic rationale include:

•	Adds 16 super-spec drilling rigs to Patterson-UTI’s current fleet of 150 super-spec drilling rigs in the United States
•	Expands Patterson-UTI’s geographic footprint with the addition of eight pad-capable rigs in Colombia
•	Expected to be accretive to cash flow per share and adjusted EBITDA per share and generate annual synergies of more than $15 million
•	Complements Patterson-UTI’s current customer base and allows Patterson-UTI to accelerate its super-spec rig count growth into a market with improving demand
•	Enhances Patterson-UTI’s focus on reduced emissions, with additional rigs capable of using natural gas as a primary fuel source

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “As a leading provider of contract drilling services in the United States, we are proud to announce this transaction.  Pioneer’s high-quality fleet of 17 drilling rigs in the United States, of which 16 are super-spec, will be a valuable addition to our business. Additionally, many of these rigs are capable of substituting cleaner-burning natural gas for diesel, a technology that is becoming increasingly important to operators for reduced emissions.

“Following the closing of this transaction, Patterson-UTI will own 166 super-spec rigs in the United States, with almost half of these rigs equipped to utilize alternative power sources for reduced emissions.  Furthermore, this transaction expands our geographic footprint into the international markets with the addition of eight rigs in Colombia, where

Pioneer has worked for 14 years with an experienced operations team and a well-established infrastructure.  I want to recognize the Pioneer employees for their hard work in creating such an attractive company with great performance for their customers, and I look forward to welcoming the Pioneer employees to the Patterson-UTI family.”

Transaction and Timing

Under the terms of the transaction, Patterson-UTI will acquire Pioneer Energy Services for aggregate consideration of up to 26,275,000 shares of Patterson-UTI common stock and $30 million of cash.  As more fully described in the acquisition agreement, all Pioneer Energy Services debt is being retired in the transaction with a portion of such shares and cash and with Pioneer Energy Services’ cash on hand determined in accordance with the acquisition agreement prior to closing. The number of Patterson-UTI shares to be delivered in the acquisition is subject to downward adjustment if the VWAP of Patterson-UTI shares for the 10 days prior to closing exceeds $11.00, in which case the shares to be delivered will be reduced by 50% of the value exceeding $11.00 per share.  The transaction values Pioneer Energy Services on a cash and debt free basis at approximately $295 million, assuming the issuance of 26,275,000 shares of Patterson-UTI common stock at the closing price of $10.14 on July 2, 2021, plus $30 million of cash.  Pioneer Energy Services’ convertible notes will convert into shares of Pioneer common stock in accordance with their terms in connection with the closing and will receive Patterson-UTI shares on the same basis as if the notes had been converted prior to the closing.

The transaction was unanimously approved by each of Patterson-UTI’s and Pioneer Energy Services’ board of directors and is expected to close in the fourth quarter of 2021, subject to regulatory approvals, customary closing conditions and the approval of Pioneer Energy Services’ stockholders.  Additionally, Patterson-UTI has entered into an agreement with holders who collectively represent approximately 88% of the outstanding voting power of Pioneer Energy Services to vote in favor of the transaction.

In addition to the U.S. and Colombian contract drilling businesses, Pioneer Energy Services includes a well-run and high-quality well service rig business consisting of 123 service rigs with a leadership position in the Gulf Coast region.  Patterson-UTI believes this business would be better served as part of a larger well service rig business or as a focused standalone business.  Accordingly, Patterson-UTI expects that this well service rig business would be divested following the closing of the transaction.

Conference Call

Patterson-UTI will host a conference call to discuss the transaction on July 6, 2021 at 8:00 a.m. Central Time.  The dial-in information for participants is (844) 494-002 (Domestic) and (647) 253-8640 (International).  The passcode for both numbers is 7582880.  The webcast can be accessed through the Investor Relations section at investor.patenergy.com.

Advisors

Gibson, Dunn & Crutcher LLP is serving as legal counsel to Patterson-UTI.  Vinson & Elkins L.L.P. is serving as legal counsel to Pioneer Energy Services.  Simmons Energy, a division of Piper Sandler, and Tudor, Pickering, Holt & Co. are serving as financial advisors to Pioneer Energy Services.

About Patterson-UTI

Patterson-UTI is a leading provider of oilfield services and products to oil and natural gas exploration and production companies in the United States, including contract drilling, pressure pumping and directional drilling services.  For more information, visit www.patenergy.com.

Important Information for Stockholders

In connection with the proposed transaction, Patterson-UTI intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a Registration Statement on Form S-4 (the “Registration Statement”), which will include a proxy statement/prospectus. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to the stockholders of Pioneer Energy Services.  STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE PROPOSED TRANSACTION THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about Patterson-UTI and Pioneer Energy Services once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Additional information is available on Patterson-UTI’s website, www.patenergy.com.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events.  Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements.  The statements in this press release that are not historical statements, including statements regarding Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI’s control, which could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: the timing to consummate the proposed transaction; the risk that the conditions to closing of the proposed transaction may not be satisfied or that the closing otherwise does not occur; the failure to close the proposed transaction on the anticipated terms; the risk that a regulatory approval, consent or authorization that may be required for the proposed transaction is not obtained in a timely manner or at all, or is obtained subject to conditions that are not anticipated; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement relating to the proposed transaction; unanticipated difficulties or expenditures relating to the proposed transaction; the diversion of management time on transaction-related matters; the ultimate timing, outcome and results of integrating the operations of Pioneer Energy Services into Patterson-UTI; the effects of the acquisition on Patterson-UTI following the consummation of the proposed transaction, including Patterson-UTI’s future financial condition, results of operations, strategy and plans; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Patterson-UTI common stock; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; the failure to realize expected synergies and other benefits from the proposed transaction; the potential for litigation related to the proposed transaction; results of litigation, settlements and investigations; adverse oil and natural gas industry conditions; including the rapid decline in crude oil prices as a result of economic repercussions from the COVID-19 pandemic; global economic conditions; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess availability of land drilling rigs, pressure pumping and directional drilling equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; strength and financial resources of competitors; utilization, margins and planned capital expenditures; liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology; the ability to retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; synergies, costs and financial and operating impacts of acquisitions; difficulty in building and deploying new equipment; governmental regulation; climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; the ability to effectively identify and enter new markets; weather; operating costs; expansion and development trends of the oil and natural gas industry; ability to obtain insurance coverage on commercially reasonable terms; financial flexibility; interest rate volatility; adverse credit and equity market conditions; availability of capital and the ability to repay indebtedness when due; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings.  Patterson-UTI’s filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI’s website at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.